Exhibit 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of the 1st day of May, 2011, by and between Steinway, Inc., a Delaware corporation (the “Company”), and Ronald Losby (the “Executive”).

WHEREAS, the Executive and the Company entered into an employment agreement dated August 29, 2007 (the “2007 Agreement”), and

WHEREAS, the Company and Executive wish to make certain modifications to the agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term of Employment. The Company agrees to continue to employ the Executive, and the Executive hereby agrees to continue performing his duties and responsibilities until December 31, 2011, unless otherwise terminated in accordance with the terms set forth in paragraph 7 of this Agreement or extended in accordance with the terms sets forth in paragraph 8 (including any extensions, the “Term”).

2. Duties and Responsibilities. The Executive shall be employed as the President of the Company, and shall perform such duties as are from time to time assigned to him by the Board of Directors of the Company (the “Board”) and that are normally associated with such position.

3. Compensation.

a. For all services to be performed by the Executive during the Term, the Company shall pay to him, together with other compensation as hereinafter provided, an annual salary of $430,000 (subject to such deductions and withholdings as may be required by law or by further agreement with the Executive), payable in arrears biweekly.

b. Without limiting and in addition to the foregoing, each year the Executive shall be eligible to receive an annual bonus determined in the sole and absolute discretion of the Board.

c. On his annual review date, the Executive shall be eligible to receive salary increases, based on his performance of his duties, but any such increases shall be in the sole and absolute discretion of the Board.

4. Benefits. In addition to any other items of compensation provided for in this Agreement, the Executive shall be entitled to the following benefits (the “Benefits”):

a. The Executive shall be entitled to participate in all employee benefit plans and programs, including, but not limited to any retirement (including the Company’s Supplemental Executive Retirement Plan), life insurance, health, medical, disability or other plans or benefits, whether insured or self-insured, maintained by the Company that are generally available, and on terms no less favorable than those applicable, to its senior executives, in accordance with the general eligibility and participation provisions of such plans or programs may be in effect from time to time. The Company shall pay the premium for additional life insurance up to the maximum coverage available under the Company’s policy.

b. The Executive shall be entitled to vacation in accordance with the Company’s current vacation policy during each year of this Agreement.

c. The Executive shall be entitled to a housing allowance of up to $25,100 per year.

5. Reimbursement of Expenses. The Executive shall be entitled to be reimbursed for all reasonable travel and entertainment expenses that are (a) incurred by him in the performance of his duties hereunder and (b) evidenced by appropriate documentation. In addition, the Executive shall be entitled to an annual, non-accountable expense allowance of $10,000.

6. Restrictive Covenants. The Executive acknowledges that certain of the Company’s products and services are proprietary in nature and have been manufactured, assembled and marketed through the use of customer lists, supplier lists, trade secrets, methods of operation and other confidential information possessed by the Company and disclosed in confidence to the Executive (the “Trade Secrets”), which may not be easily accessible to other persons in the trade. The Executive also acknowledges that he will have substantial and ongoing contact with the Company’s customers and suppliers and will thereby gain knowledge of customer needs and references, sources of equity funding, sources of supply, methods of assembly and other valuable information necessary for the success of the Company’s business. Therefore, except as provided in subparagraphs (a), (d) and (e) below, during the time the Executive is employed under the provisions of this Agreement and until the date of the first anniversary of the termination of the Executive’s employment, the Executive shall not, without the prior written consent of the Company:

a. During the Term, engage in any business activity that competes with the Company in the manufacturing of musical instruments or other business in which the Company is engaged, or exploits or utilizes any of the Trade Secrets; provided, however, that the Executive may invest in any publicly-traded company that is similar in nature to the business in which the Company is engaged, provided that such investment shall not exceed 5% of the equity interest in such company on a fully diluted basis;

b. Solicit any person employed by the Company or any affiliate of the Company, appointed as a representative of the Company, or any affiliate of the Company, to join him as a partner, co-venturer, employee, investor or otherwise, in any substantial business activity whatsoever;

c. Intentionally disclose or reveal any Trade Secrets or other confidential information of the Company to anyone which disclosure results in harm to the Company;

d. Become employed by or associated with any entity that owns, operates, manages or has a substantial interest in any business activity that competes with the Company in the manufacturing of musical instruments or other significant business in which the Company is engaged, or exploits or utilizes any of the Trade Secrets; or

e. For a period of one year after the date of non-renewal pursuant to paragraph 8 below, become employed by or associated with any entity that owns, operates, manages or has a substantial interest in any business activity that competes with the Company as a manufacturer of musical instruments.

7. Termination.

a. Termination of Employment. Either the Executive or the Company may terminate the employment relationship at any time, for any reasons, subject to the terms and conditions contained in this Agreement.

b. Termination by the Company without Cause. In the event the Executive’s employment is terminated without Cause, the Company shall, in lieu of any other payment due pursuant to this Agreement:

i. Pay and/or provide to the Executive all accrued but unpaid salary, any earned but unpaid annual bonus in respect of the year prior to the year of termination, any earned but unpaid bonus in respect of the year of termination to the extent earned pro rata through the date of termination, reimbursement for all unreimbursed business expenses, accrued and unpaid vacation days, and all accrued or vested compensation and benefits payable to the Executive under all benefit plans and all compensation plans, programs or arrangements in which the Executive participates (collectively, the “Accrued Benefits”) within ten (10) days after the date of termination (except in the case of compensation and benefits under plans, programs and arrangements, at such other time and in such manner as determined under the terms and conditions of such plans, programs and arrangements); and

ii. Within ten (10) days following the date of termination, pay the Executive a lump sum cash amount equal to the sum of his then-current annual salary and the greater of his annual bonus in respect of the year prior to the year of termination and his target bonus, if any, established by the Board in respect of the year of termination.

c. Termination by the Company for Cause.

i. The Company may terminate the Executive’s employment with the Company for Cause determined as described below upon written notice to the Executive. If the Company terminates the Executive’s employment for Cause, the Company shall, in lieu of any other payment due pursuant to this Agreement, pay and/or provide all Accrued Benefits to the Executive within ten (10) days after the date of termination (except in the case of compensation and benefits under plans, programs and arrangements, at such other time and in such manner as determined under the terms and conditions of such plans, programs and arrangements). In the event of termination of the Executive’s employment for Cause, any obligation of the Company to provide any compensation and Benefits to him, as herein set forth, shall cease immediately except as provided in this paragraph and in paragraph 10.

ii. “Cause” shall be defined as follows: (A) any felony committed by the Executive in connection with the performance of the Executive’s duties to the Company that causes damage to the Company or any of its properties, assets or businesses; (B) any fraud, misappropriation or embezzlement by the Executive involving properties, assets or funds of the Company; (C) a conviction of the Executive, or plea of nolo contendere by the Executive, to any crime or offense involving monies or other property of the Company; or (D) the violation by the Executive of any non-competition or confidentiality agreement with the Company.

d. Termination by the Executive for Good Reason.

i. The Executive may voluntarily terminate his employment for “Good Reason” by notifying the Company in writing, within ninety (90) days after the Executive first obtains knowledge of the occurrence of one of the events below, that the Executive is terminating his employment for Good Reason, provided that the Company shall have forty-five (45) days to cure. If such Good Reason is not cured, the Executive must actually terminate employment no later than six months following the initial existence of such Good Reason.

ii. “Good Reason” means the occurrence of any of the following events: (A) any reduction of the Executive’s annual salary, (B) any adverse change in the Executive’s title or reporting relationship as provided herein, (C) any material adverse change in the Executive’s duties or authority as provided herein, (D) any relocation of the Executive’s principal place of business by more than 25 miles from Long Island City, New York, or (D) any other material breach by the Company of any of the provisions of this Agreement.

iii. In the event the Executive terminates his employment for Good Reason, the Company shall, in lieu of any other payment due pursuant to this Agreement, pay and provide to the Executive the payments, benefits and rights set forth, and at the times provided, in paragraph 7.b. above as if the Executive’s employment was terminated without Cause.

e. Resignation by Executive without Good Reason. In the event of termination of the Executive’s employment by reason of his resignation, written notice of which shall be given by him to the Company at least sixty days prior thereto, the Company shall pay and/or provide all Accrued Benefits to the Executive within ten (10) days after the date of termination (except in the case of compensation and benefits under plans, programs and arrangements, at such other time and in such manner as determined under the terms and conditions of such plans, programs and arrangements).

f. Termination by Reason of Death or Disability. In the event of termination of the Executive’s employment by reason of death or permanent disability, the Company shall, in lieu of any other payment due pursuant to this Agreement, pay and/or provide Executive or his estate (A) all Accrued Benefits within ten (10) days after the date of termination (except in the case of compensation and benefits under plans, programs and arrangements, at such other time and in such manner as determined under the terms and conditions of such plans, programs and arrangements) and (B) continued payment of the annual salary for a period of six months following the date of his death or the date upon which he becomes permanently disabled, in addition to any other benefits provided by the Company.

8. Renewal.

a. The Term shall automatically renew on an annual basis unless the Company provides the Executive with written notice of its intent not to renew at least sixty (60) days prior to the expiration of the then current Term.

b. If this Agreement is not renewed by the Company, the Company shall, in lieu of any other payment due pursuant to this Agreement, pay and/or provide to the Executive the payments, benefits and rights set forth, and at the times provided, in paragraph 7.b. above as if the Executive’s employment was terminated without Cause.

9. Indemnification. The Company shall maintain an adequate level of directors’ and officers’ liability insurance to protect the Executive from liability related to his employment with the Company. The Company agrees to indemnify the Executive for liability related to his employment with the Company to the extent Executive is not indemnified by such insurance to the maximum extent permitted by applicable law. The Company further agrees that such indemnification shall survive the Executive’s resignation, termination or expiration of this Agreement, with respect to actions taken by him during his employment with the Company, unless such actions could have been grounds for termination for Cause.

10. Employment Benefits to Continue After Termination. If the Executive’s employment is terminated for any reason he shall be entitled to continue to participate in any health and medical plans maintained by the Company at his employee rate if he so elects and pays the premium cost of such insurer in advance to the Company until such time as he becomes a participant in another plan or for an additional period of time in accordance with governmental laws and regulations. The Company is not obligated to maintain any such benefit plans under this Agreement.

11. Section 409A. The parties intend that any compensation, benefits and other amounts payable or provided to the Executive under this Agreement be paid or provided in compliance with Section 409A of the Internal Revenue Code of 1986 and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”) such that there will be no adverse tax consequences, interest or penalties for the Executive under Section 409A as a result of the payments and benefits so paid or provided to him. The parties agree to modify this Agreement, or the timing (but not the amount) of the payment of the severance or other compensation, or both, to the extent necessary to comply with Section 409A. In addition, notwithstanding anything to the contrary contained in any other provision of this Agreement, the payments and benefits to be provided to the Executive under this Agreement shall be subject to the provisions set forth below.

a. Any payment subject to Section 409A that is triggered by a termination from employment shall be triggered by a “separation from service,” as defined in the regulations issued under Section 409A.

b. Each payment under this Agreement will be considered a “separate payment” and not one of a series of payments for purposes of Section 409A of the Code.

c. It is intended that the payments to be made to the Executive under this Agreement upon a termination of employment shall be exempt from Section 409A as a “short-term deferral” under applicable Treasury regulations. In the event that such exemption does not apply, and any payment (or portion thereof) is not otherwise exempt from Section 409A, if the Executive is then a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code (as determined by the Company), then any such non-exempt payment otherwise due to the Executive during the first six months following the Executive’s termination of employment will be held until and paid on the day following the expiration of such six-month period.

d. All expenses eligible for reimbursement hereunder that are taxable to the Executive shall be paid to the Executive no earlier than in the seventh month after separation from service and no later than December 31 of the calendar year following the calendar year in which such expenses were incurred. The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder. The Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

12. Limitation on Assignment. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without the Executive’s prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or, with the consent of the Executive, a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of such Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or by operation of law.

13. Entire Agreement. This Agreement constitutes the entire understanding between the parties in connection with the subject matter hereof and supersedes any and all prior agreements or understandings between the parties. This Agreement may only be changed by a written instrument duly executed by each party.

14. Binding Nature of Agreement Assignment. This Agreement shall be binding upon the parties hereto, the heirs and legal representatives of the Executive and the successors and assigns of the Company.

15. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the state of New York, without giving effect to the conflict of laws principles thereof.

16. Construction and Jurisdiction.

a. If any legal action relating to or other proceeding is brought by any party for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any provisions of this Agreement, such action shall be commenced in the state of New York, and the parties hereto agree that such state shall have exclusive jurisdiction thereof; provided, however, if any court in said state shall decline to afford injunctive relief to the Company on account of the breach or threatened breach of this Agreement by the Executive, the Company shall be entitled to seek such relief from any other court of competent jurisdiction, wherever located.

b. The prevailing party shall be entitled to recover reasonable attorney’s fees and other reasonable costs incurred in such action or proceeding in addition to any other relief to which it may be entitled.

c. The parties hereby further agree that, in connection therewith, service of process by registered or certified mail or in person shall confer jurisdiction over them.

17. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision or provisions were omitted.

18. Section Headings. The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

19. Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver by said party of any other or subsequent breach.

20. Notices. All notices and other communications required or permitted to be given under the terms of this Agreement shall be given in writing and shall be deemed to have been duly given (a) when delivered personally, (b) if sent by telecopy, when receipt thereof is acknowledged at the telecopy number listed below for the receiving party, (c) the day following the day on which the same has been delivered prepaid for overnight delivery to a national air courier service or (d) three days following deposit in the United States mail, registered or certified, postage prepaid, in each case addressed as follows (or to such other addresses that may have been designated by the respective parties hereto for this purpose):

Steinway, Inc.

800 South Street, Suite 305

Waltham, Massachusetts 02453-1472

Fax: [***]

Attention: Dennis M. Hanson

If to the Executive:

Ronald Losby

[***]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY
Steinway, Inc.

/s/ Dennis M. Hanson
Dennis M. Hanson
Executive Vice President

EXECUTIVE

/s/ Ronald Losby
Ronald Losby

EMPLOYMENT AGREEMENT AMENDMENT

This Employment Agreement Amendment (the “Amendment”) is entered into on this 21st day of December, 2012 by and between Steinway, Inc., a Delaware Corporation (the “Company”) and Ronald Losby, (the “Executive”).

RECITALS

WHEREAS, the Executive entered into an Employment Agreement with Company dated May 1, 2011, (the “Agreement”) and

WHEREAS, the Company and Executive wish to make certain changes to the Agreement,

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AMENDMENT

1.

Termination. Section 7.b. of the Agreement shall be amended by deleting the period at the end of 7.b.ii and inserting the following language: “provided, however, if such termination occurs within twelve (12) months after a Change of Control (as defined below) then the lump sum payment shall be two (2) times that amount.

iii. A “Change in Control” shall mean: (a) a merger, reorganization, consolidation or similar event, whether in a single transaction or in a series of transactions (collectively the “Transaction”) unless immediately following such Transaction (and after giving effect to such Transaction) the Company’s stockholders immediately prior to the Transaction own at least 50% of the total combined voting power of the surviving or acquiring entity in substantially the same proportions as their ownership of the voting power of the Company’s outstanding securities immediately before such Transaction; (b) any person (having the meaning ascribed to such term in the Securities Exchange Act of 1934, as amended (“1934 Act”), including a “group” within the meaning of Section 13(d)(3)) has or acquires beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of at least 50% of the total combined voting power of the Company’s outstanding securities; or (c) the sale, transfer or other disposition of all or substantially all of the Company’s assets.”

2.	Other Matters. Except as specifically amended herein all terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first written above.

Steinway, Inc.		Executive

By:	/s/ Dennis M. Hanson	/s/ Ronald Losby
	Dennis M. Hanson	Ronald Losby
Executive Vice President